The Board of Directors

UQM Technologies, Inc.:

We consent to the use of our report incorporated by reference herein dated May 18, 2001 relating to the consolidated balance sheets of UQM Technologies, Inc. and subsidiaries (Company) as of March 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2001, and to the reference to our firm under the heading "Experts" in the registration statement.

KPMG LLP

Denver, CO

December 18, 2001